Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

dated as of March 7, 2016

among

GAMESTOP CORP.,

The Guarantor(s) Party Hereto

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

_______________________________
5.50%
Senior Notes due
2019

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of March 7, 2016, among GAMESTOP CORP., a Delaware corporation (the “Company”), Geeknet, Inc., a Delaware corporation and ThinkGeek, Inc., a Delaware corporation (each an “Undersigned”) and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of September 24, 2014 (the “Indenture”), relating to the Company’s 5.50% Senior Notes due 2019 (the “Notes”);
WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause Domestic Restricted Subsidiaries to provide Subsidiary Guarantees.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including, but not limited to, Article 11 thereof.
Section 3. Effective May 27, 2015, Computer Marketing Corporation merged with and into another Subsidiary Guarantor, Simply Mac, Inc., with Simply Mac, Inc. surviving consistent with Section 5.01(b) of the Indenture and, accordingly, is no longer a Subsidiary Guarantor and has been released of its obligations under the Indenture.

Section 4. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 5. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
Section 6. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

GAMESTOP CORP., as Issuer
By:	/s/ Robert A. Lloyd
Name:Robert A. Lloyd
Title:Executive Vice President and Chief Financial Officer

Geeknet, Inc., as Subsidiary Guarantor
By:	/s/Michael Nichols
Name:Michael Nichols
Title:Vice President, Treasurer

Thinkgeek, Inc., as Subsidiary Guarantor
By:	/s/Michael Nichols
Name:Michael Nichols
Title:Vice President, Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Jack Ellerin
Name:Jack Ellerin
Title:Vice President